Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Karen Blomquist Senior Manager, Investor Relations (603) 773-1212
TIMBERLAND REPORTS SECOND-QUARTER RESULTS
STRATHAM, NH, August 2, 2007 — The Timberland Company (NYSE: TBL) today reported a second-quarter net loss of $19.2 million and a loss per share (EPS) of ($0.31). These results compare to a second-quarter 2006 net loss of $16.6 million, and EPS of ($0.26). Second-quarter net loss was $18.6 million and EPS was ($0.30) when adjusted to exclude restructuring costs principally related to globally restructuring its organization around key consumer groups.
•	Second quarter revenue of $224.1 million was down 1.1% compared to the prior year as gains in the casual footwear business and in Timberland PRO® series were offset by anticipated declines in the boots and kids’ businesses as well as declines in the apparel business. Foreign exchange rate changes increased second quarter revenues by $4.3 million, or 1.9%.
•	International revenue grew 7.5%, or 3.4% on a constant dollar basis, supported by growth in the casual footwear and outdoor businesses which offset declines in the apparel business. U.S. revenues decreased 8.5%, due to the anticipated declines in boots and kids’ sales as well as declines in the apparel business which offset strong growth in Timberland PRO® series footwear and gains in SmartWool® brand apparel and accessories.
•	Second-quarter results reflected global gains in the casual footwear, SmartWool® and Timberland PRO® series businesses. Global footwear revenues of $154.5 million were up 2.5% compared to the prior year period as strong gains in casual footwear and in Timberland PRO® series offset anticipated declines in boots and kids’, which were impacted in part by proactive steps to maintain a premium brand positioning through the Company’s strategy to restrict sales of the iconic boot product. Apparel and accessories revenue decreased 7.0% to $66.5 million driven by declines in Timberland® apparel, which were partially offset by strong growth in SmartWool.
•	Global wholesale revenue decreased by 3.3% to $150.9 million. Worldwide consumer direct revenue increased 3.8% to $73.2 million reflecting strong sales in Asia and gains in foreign currency. Overall, global comparable store sales declined 6.2% reflecting decreases in the U.S., Europe and Asia.

•	The operating loss for the quarter was $31.5 million, compared to a loss of $20.2 million in the prior year period. The operating loss excluding the above noted restructuring costs was $30.5 million. These results were consistent with the Company’s performance expectations, reflecting anticipated gross profit pressures from higher levels of off-price sales and markdowns as well as increased product costs, including approximately $1 million related to the final implementation of European Union duties. For the quarter, foreign exchange rate changes reduced the operating loss by approximately $0.6 million.
•	Timberland ended the quarter with $97.5 million in cash and no debt outstanding. In the second quarter, the Company was unable to enter into new share repurchase agreements as a result of the restatement process that it undertook in the first quarter of 2007. Timberland currently has 3.2 million shares remaining under existing share repurchase authorizations.
•	The Company continues to expect significant sales declines in boots and kids’ sales in 2007, likely in the range of $100 million globally, which will offset strong gains in other parts of the portfolio, and believes that full year revenue will likely decline by low-single digits compared to the prior year. Lower boots and kids’ sales, higher levels of promotional activity, and increased product costs will place continued pressure on operating margins, with expectations for full-year declines in the range of 350 basis points compared to prior-year levels excluding restructuring costs.
•	Timberland anticipates that these impacts will be greater in the third quarter, with relatively improved performance in the fourth quarter. For the third quarter, Timberland anticipates revenue declines in the mid to high single digit range compared to the prior year. For the fourth quarter, it is targeting relatively flat revenues and operating margin, due in part to benefits from cost savings actions implemented for the second half of the year.
Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “We are focused on continuing to put into action key components of our long-term strategy to build the Timberland® brand and enterprise. Our product development efforts focused on key consumer segments are enabling us to create more relevant products that better reflect the needs of our key consumer groups. At the same time, we are working to drive better returns for our shareholders and improve the efficiency of our entire organization to deliver against our long-term objectives for strong revenue growth and a 15% operating margin.”
Note that comments made by the Company and Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss second quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 617-614-3472 and providing access code number 93228986. Replays of this conference call will be available through the investor relations section of the Company’s website.
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Miōn®, GoLite® Howies® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This press release also includes discussion of constant dollar revenue changes and operating loss, net loss and diluted EPS excluding restructuring and related costs, which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information is located in the Form 8-K furnished to the SEC on August 2, 2007.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	June 29,	December 31,	June 30, 2006
	2007	2006	(As Restated)
Assets
Current assets
Cash and equivalents	$97,530	$181,698	$108,065
Accounts receivable, net	134,776	204,016	125,719
Inventory	215,881	186,765	210,963
Prepaid expense	53,205	42,130	46,128
Prepaid income taxes	28,015	12,353	51
Deferred income taxes	15,431	21,633	16,712
Derivative assets	153	176	186

Total current assets	554,991	648,771	507,824

Property, plant and equipment, net	91,961	94,640	83,225

Deferred income taxes	21,674	18,553	3,752

Goodwill and intangible assets, net	99,798	87,582	81,103

Other assets, net	12,816	10,831	11,926

Total assets	$771,240	$860,377	$687,830

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$80,604	$110,031	$92,286
Accrued expense and other current liabilities	89,476	122,734	77,131
Income taxes payable	884	49,938	—
Derivative liabilities	2,890	2,925	5,000

Total current liabilities	173,854	285,628	174,417

Deferred compensation and other long-term liabilities	41,413	13,064	13,400

Stockholders’ equity	555,973	561,685	500,013

Total liabilities and stockholders’ equity	$771,240	$860,377	$687,830

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Six Months Ended
		June 30, 2006		June 30, 2006
	June 29, 2007	(As Restated)	June 29, 2007	(As Restated)
Revenue	$224,126	$226,605	$560,455	$576,416
Cost of goods sold	124,959	123,854	299,709	299,735

Gross profit	99,167	102,751	260,746	276,681

Operating expense
Selling	99,547	95,119	209,630	199,868
General and administrative	30,091	27,376	61,442	56,010
Restructuring costs	988	431	7,514	912

Total operating expense	130,626	122,926	278,586	256,790

Operating income/(loss)	(31,459)	(20,175)	(17,840)	19,891

Other income
Interest income, net	666	666	1,796	1,771
Other income/(expense), net	1,441	(6,382)	818	(6,953)

Total other income/(expense)	2,107	(5,716)	2,614	(5,182)

Income/(loss) before provision/(benefit) for income taxes	(29,352)	(25,891)	(15,226)	14,709

Provision/(benefit) for income taxes	(10,126)	(9,269)	(5,253)	5,266

Net income/(loss)	$(19,226)	$(16,622)	$(9,973)	$9,443

Earnings/(loss) per share
Basic	$(.31)	$(.26)	$(.16)	$.15
Diluted	$(.31)	$(.26)	$(.16)	$.15

Weighted-average shares outstanding
Basic	61,473	63,035	61,288	63,308
Diluted	61,473	63,035	61,288	64,566

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Six Months Ended
		June 30,
		2006
	June 29, 2007	(As Restated)
Cash flows from operating activities:
Net income/(loss)	$(9,973)	$9,443
Adjustments to reconcile net income/(loss) to net cash used by operating activities:
Deferred income taxes	3,080	8,515
Share-based compensation	4,458	10,154
Depreciation and other amortization	15,634	13,309
Tax benefit from share-based compensation, net of excess benefit	608	1,494
Unrealized (gain)/loss on derivatives	(12)	10,858
Non-cash charges/(credits), net	(1,695)	(2,269)
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	71,005	47,979
Inventory	(28,512)	(42,415)
Prepaid expense	(10,069)	(11,328)
Accounts payable	(29,520)	(6,136)
Accrued expense	(33,032)	(27,749)
Income taxes prepaid and payable, net	(39,389)	(47,465)

Net cash used by operating activities	(57,417)	(35,610)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(12,813)	(30)
Additions to property, plant and equipment	(11,601)	(12,613)
Other	(1,303)	(3,655)

Net cash used by investing activities	(25,717)	(16,298)

Cash flows from financing activities:
Common stock repurchases	(13,527)	(69,919)
Issuance of common stock	11,693	12,128
Excess tax benefit from share-based compensation	1,071	2,305

Net cash used by financing activities	(763)	(55,486)

Effect of exchange rate changes on cash and equivalents	(271)	2,296

Net decrease in cash and equivalents	(84,168)	(105,098)
Cash and equivalents at beginning of period	181,698	213,163

Cash and equivalents at end of period	$97,530	$108,065

THE TIMBERLAND COMPANY
UNAUDITED REVENUE ANALYSIS
(Amounts in Thousands)

	For the Quarter Ended			For the Six Months Ended
	June 29, 2007	June 30, 2006	Change	June 29, 2007	June 30, 2006	Change
Revenue by Segment:
U.S. Wholesale	$78,541	$88,216	-11.0%	$183,756	$215,572	-14.8%
U.S. Consumer Direct	32,557	33,239	-2.1%	66,548	66,299	0.4%

Total U.S.	111,098	121,455	-8.5%	250,304	281,871	-11.2%

International	$113,028	$105,150	7.5%	$310,151	$294,545	5.3%

Revenue by Product:
Footwear	$154,511	$150,764	2.5%	$390,148	$404,712	-3.6%
Apparel and Accessories	66,503	71,527	-7.0%	161,909	162,927	-0.6%
Royalty and Other	3,112	4,314	-27.9%	8,398	8,777	-4.3%

Revenue by Channel:
Wholesale	$150,912	$156,072	-3.3%	$409,949	$435,634	-5.9%
Consumer Direct	73,214	70,533	3.8%	150,506	140,782	6.9%

Comparable Store Sales:
Domestic Retail	-4.2%	-6.6%		-1.2%	-9.8%
Global Retail	-6.2%	-5.6%		-3.8%	-8.2%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE
INCREASES/(DECREASES) TO CONSTANT DOLLAR REVENUE INCREASES/(DECREASES)
(Amounts in Thousands)
Total Company Revenue Reconciliation:

	For the Quarter Ended		For the Six Months Ended
	June 29, 2007		June 29, 2007
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	$(2,479)	-1.1%	$(15,961)	-2.8%
Increase due to foreign exchange rate changes	4,329	1.9%	16,119	2.8%

Revenue decrease in constant dollars	$(6,808)	-3.0%	$(32,080)	-5.6%
International Revenue Reconciliation:

	For the Quarter Ended		For the Six Months Ended
	June 29, 2007		June 29, 2007
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$7,878	7.5%	$15,606	5.3%
Increase due to foreign exchange rate changes	4,329	4.1%	16,119	5.5%

Revenue increase/(decrease) in constant dollars	$3,549	3.4%	$(513)	-0.2%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF DILUTED EPS TO
DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS

	For the Quarter	For the Quarter
	Ended June 29, 2007	Ended June 30, 2006
Diluted EPS (GAAP)	$(.31)	$(.26)
Per share impact of restructuring and related costs	.01	—

Diluted EPS excluding restructuring and related costs	$(.30)	$(.26)

UNAUDITED RECONCILIATION OF NET LOSS TO
NET LOSS EXCLUDING RESTRUCTURING AND RELATED COSTS
(Dollars in Thousands)

	For the Quarter	For the Quarter
	Ended June 29, 2007	Ended June 30, 2006
Net loss (GAAP)	$(19,226)	$(16,622)
Restructuring and related costs, net of tax	647	277

Net loss excluding restructuring and related costs	$(18,579)	$(16,345)

UNAUDITED RECONCILIATION OF OPERATING LOSS TO
OPERATING LOSS EXCLUDING RESTRUCTURING AND RELATED COSTS
(Dollars in Thousands)

	For the Quarter	For the Quarter
	Ended June 29, 2007	Ended June 30, 2006
Operating loss (GAAP)	$(31,459)	$(20,175)
Restructuring and related costs	988	431

Operating loss excluding restructuring and related costs	$(30,471)	$(19,744)